Exhibit 99.7

22 April, 2025

K-TECH SOLUTIONS COMPANY LIMITED

Unit A, 7/F, Mai On Industrial Building

17-21 Kung Yip Street, Kwai Chung

New Territories, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of K-TECH SOLUTIONS COMPANY LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Ip Hok To
Name: Ip Hok To